FINANCIAL PRODUCTS

Pricing Supplement No. G361

To the Underlying Supplement dated June 18, 2020,

Product Supplement No. I–G dated February 4, 2022,

Prospectus Supplement dated June 18, 2020 and

Prospectus dated June 18, 2020

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 August 26, 2022

$363,000 Autocallable CS Notes due August 29, 2025 Linked to the Performance of the Lowest Performing of the S&P 500® Index and the Russell 2000® Index

•	Investors will not receive any interest or dividend payments.

•	If an Autocall Event occurs on any Autocall Observation Date, the securities will be automatically redeemed and investors will receive a cash payment equal to the principal amount of securities they hold plus the Automatic Redemption Premium applicable to that Autocall Observation Date, as set forth below.

•	If the securities are not automatically redeemed and the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, for each $1,000 principal amount of securities held, investors will receive a Redemption Amount of $1,000 plus the Contingent Return of $142.50.

•	If the securities are not automatically redeemed and the Final Level of the Lowest Performing Underlying is less than its Initial Level, investors will receive the principal amount of their investment.

•	Senior unsecured obligations of Credit Suisse maturing August 29, 2025. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities was determined on August 26, 2022 (the “Trade Date”), and the securities are expected to settle on August 31, 2022 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 9 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$22.50	$977.50
Total	$363,000	$8,167.50	$354,832.50

(1) Certain fiduciary accounts may pay a purchase price of at least $977.50 per $1,000 principal amount of securities.

(2) We or one of our affiliates will pay discounts and commissions of $22.50 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $969.10 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

August 26, 2022

Key Terms

Issuer

Credit Suisse AG (“Credit Suisse”), acting through its London branch

Underlyings

The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For more information on the Underlyings, see “The Reference Indices—The S&P Dow Jones Indices—The S&P U.S. Indices—The S&P 500® Index” and “The Reference Indices—The FTSE Russell Indices—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement. Each Underlying is identified in the table below, together with its Reuters ticker symbol, Initial Level and Autocall Level:

Underlying	Ticker	Initial Level	Autocall Level
S&P 500® Index	SPX <Index>	4057.66	4057.66 (100% of Initial Level)
Russell 2000® Index	RTY <Index>	1899.830	1899.830 (100% of Initial Level)

Automatic Redemption

If an Autocall Event occurs on any Autocall Observation Date, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of securities you hold plus the Automatic Redemption Premium applicable to that Autocall Observation Date. Payment will be made in respect of such redemption on the immediately following Automatic Redemption Date, and no further payments will be made on the securities.

The Autocall Observation Dates and Automatic Redemption Dates are set forth in the table below, together with the Automatic Redemption Premium applicable to each Autocall Observation Date. The Autocall Observation Dates and Automatic Redemption Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Autocall Observation Dates	Automatic Redemption Dates	Automatic Redemption Premium (per $1,000 principal amount of securities)
August 28, 2023	August 31, 2023	$47.50
August 27, 2024	August 30, 2024	$95

Autocall Event

An Autocall Event will occur if, on any Autocall Observation Date, the closing level of each Underlying on such Autocall Observation Date is equal to or greater than its Autocall Level.

Contingent Return

14.25%

Redemption Amount

At maturity, if the securities are not automatically redeemed, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Security Performance Factor, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Autocallable CS Notes 1

Security Performance Factor

The Security Performance Factor is expressed as a percentage and is calculated as follows:

•	If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the Security Performance Factor will equal the Contingent Return.

The maximum payment on the securities, based on the Contingent Return of 14.25%, is $1,142.50 per $1,000 principal amount of securities.

•	If the Final Level of the Lowest Performing Underlying is less than its Initial Level, the Security Performance Factor will equal zero.

Underlying Return

For each Underlying, an amount calculated as follows:

Final Level – Initial Level

Initial Level

Lowest Performing Underlying

The Underlying with the lowest Underlying Return.

Initial Level

For each Underlying, the closing level of such Underlying on the Trade Date, as set forth in the table above.

Final Level

For each Underlying, the closing level of such Underlying on the Valuation Date.

Trade Date	August 26, 2022
Settlement Date	Expected to be August 31, 2022
Valuation Date	August 26, 2025	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date	August 29, 2025	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to any issuance of securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the Calculation Agent and will equal, for each security, the amount to be received on the Maturity Date, calculated as though the date of acceleration were the Valuation Date.

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•	a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP

22553QFJ1

Autocallable CS Notes 2

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplement dated February 4, 2022, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•    Underlying Supplement dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•    Product Supplement No. I-G dated February 4, 2022:

https://www.sec.gov/Archives/edgar/data/1053092/000095010322002045/dp166589_424b2-ig.htm

•    Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, the product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

For purposes of any accompanying product supplement, an “Autocall Observation Date” is a “calculation date.”

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Autocallable CS Notes 3

Hypothetical Payments upon Automatic Redemption and Redemption Amounts at Maturity

The table and examples below make the following assumptions and illustrate hypothetical payments upon Automatic Redemption and Redemption Amounts payable at maturity, as applicable, on a $1,000 investment in the securities for a range of scenarios. The actual Autocall Levels, Automatic Redemption Premiums and Contingent Return are set forth in “Key Terms” herein. The examples are intended to illustrate hypothetical calculations of the payment upon Automatic Redemption and the Redemption Amount payable at maturity, as applicable, and are provided for illustration purposes only. The actual payment upon Automatic Redemption or the Redemption Amount payable at maturity, as applicable, that a purchaser of the securities will receive will depend on several variables, including, but not limited to (a) whether the closing level of each Underlying is equal to or greater than its Autocall Level on any Autocall Observation Date and (b) the Final Level of each Underlying. It is not possible to predict whether an Autocall Event will occur. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers below have been rounded for ease of analysis.

Principal Amount	$1,000 per security
Automatic Redemption Premiums	As set forth in “Key Terms” herein
Contingent Return	14.25%
Autocall Level	For each Underlying, 100% of its Initial Level

TABLE: The securities are not automatically redeemed

Underlying Return of the Lowest Performing Underlying	Security Performance Factor	Redemption Amount per $1,000 Principal Amount of Securities
100%	14.25%	$1,142.50
90%	14.25%	$1,142.50
80%	14.25%	$1,142.50
70%	14.25%	$1,142.50
60%	14.25%	$1,142.50
50%	14.25%	$1,142.50
40%	14.25%	$1,142.50
30%	14.25%	$1,142.50
20%	14.25%	$1,142.50
10%	14.25%	$1,142.50
0%	14.25%	$1,142.50
−10%	0%	$1,000
−20%	0%	$1,000
−30%	0%	$1,000
−40%	0%	$1,000
−50%	0%	$1,000
−60%	0%	$1,000
−70%	0%	$1,000
−80%	0%	$1,000
−90%	0%	$1,000
−100%	0%	$1,000

Autocallable CS Notes 4

Examples

1.	The closing level of each Underlying on the first Autocall Observation Date is greater than its Autocall Level.

Underlying	Closing level on the first Autocall Observation Date	Closing level on the second Autocall Observation Date	Final Level
Underlying A	110% of Initial Level	N/A	N/A
Underlying B	125% of Initial Level	N/A	N/A

Because the closing level of each Underlying is equal to or greater than its Autocall Level on the first Autocall Observation Date, the securities are automatically redeemed.

Therefore, the cash payment per $1,000 principal amount of securities is equal to $1,000 plus the Automatic Redemption Premium applicable to the first Autocall Observation Date:

= $1,000 + $47.50 = $1,047.50

No further payments will be made on the securities.

2. The closing level of each Underlying on the second Autocall Observation Date is greater than its Autocall Level.

Underlying	Closing level on the first Autocall Observation Date	Closing level on the second Autocall Observation Date	Final Level
Underlying A	90% of Initial Level	150% of Initial Level	N/A
Underlying B	80% of Initial Level	175% of Initial Level	N/A

Because the closing level of each Underlying is equal to or greater than its Autocall Level on the second Autocall Observation Date, the securities are automatically redeemed.

Therefore, the cash payment per $1,000 principal amount of securities is equal to $1,000 plus the Automatic Redemption Premium applicable to the second Autocall Observation Date:

= $1,000 + $95 = $1,095

No further payments will be made on the securities.

3. An Autocall Event does not occur; the level of the Lowest Performing Underlying increases by 70% from its Initial Level to its Final Level.

Underlying	Closing level on each Autocall Observation Date	Final Level
Underlying A	Various (all less than Autocall Level)	170% of Initial Level
Underlying B	Various (all greater than Autocall Level)	180% of Initial Level

Autocallable CS Notes 5

Because the Final Level of each Underlying is equal to or greater than its Initial Level, the Redemption Amount is determined as follows:

Security Performance Factor	= Contingent Return
= 14.25%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 1.1425
= $1,142.50

Because the securities are not automatically redeemed and the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the Security Performance Factor is equal to the Contingent Return. Regardless of the appreciation of any Underlying, the Security Performance Factor will not exceed the Contingent Return.

4. An Autocall Event does not occur; the level of the Lowest Performing Underlying increases by 10% from its Initial Level to its Final Level.

Underlying	Closing level on each Autocall Observation Date	Final Level
Underlying A	Various (all less than Autocall Level)	150% of Initial Level
Underlying B	Various (all greater than Autocall Level)	110% of Initial Level

Because the Final Level of each Underlying is equal to or greater than its Initial Level, the Redemption Amount is determined as follows:

Security Performance Factor	= Contingent Return
= 14.25%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 1.1425
= $1,142.50

Because the securities are not automatically redeemed and the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the Security Performance Factor is equal to the Contingent Return. Regardless of the appreciation of any Underlying, the Security Performance Factor will not exceed the Contingent Return.

5. An Autocall Event does not occur; the level of the Lowest Performing Underlying decreases by 10% from its Initial Level to its Final Level.

Underlying	Closing level on each Autocall Observation Date	Final Level
Underlying A	Various (all less than Autocall Level)	90% of Initial Level
Underlying B	Various (all greater than Autocall Level)	110% of Initial Level

Because the Final Level of the Lowest Performing Underlying is equal to or less than its Initial Level, the Redemption Amount is determined as follows:

Autocallable CS Notes 6

Security Performance Factor	= 0%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 1
= $1,000

Because the securities are not automatically redeemed and the Final Level of the Lowest Performing Underlying is less than its Initial Level, the Security Performance Factor is equal to zero.

Even though the Final Level of an Underlying is above its Initial Level, you will not benefit from any appreciation in any such Underlying.

Autocallable CS Notes 7

Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS

Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK

The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide the same return as the securities.

THE SECURITIES DO NOT PAY INTEREST

We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Underlyings. Even if the Redemption Amount is greater than the principal amount of your securities, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

APPRECIATION POTENTIAL IS LIMITED

The appreciation potential of the securities will be limited to (i) the Automatic Redemption Premium applicable to the relevant Autocall Observation Date or (ii) the Contingent Return, as set forth in “Key Terms” herein, regardless of any appreciation in the Underlyings, which may be significant. If an Autocall Event has not occurred and the Final Level of each Underlying is equal to or greater than its Initial Level, for each $1,000 principal amount of securities, you will receive at maturity a cash payment of $1,000 multiplied by the sum of one plus the Contingent Return. Any payment on the securities is subject to our ability to pay our obligations as they become due.

POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC REDEMPTION FEATURE

The securities will be automatically redeemed before maturity if, on any Autocall Observation Date, the closing level of each Underlying on such Autocall Observation Date is equal to or greater than its Autocall Level. If the securities are automatically redeemed, you will receive a cash payment equal to the principal amount of securities you hold plus the Automatic Redemption Premium applicable to such Autocall Observation Date and no further payments will be made on the securities. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs.

Autocallable CS Notes 8

THE PROBABILITY THAT YOU WILL RECEIVE ONLY THE PRINCIPAL AMOUNT OF YOUR SECURITIES AT MATURITY WILL DEPEND ON THE VOLATILITY OF THE UNDERLYINGS

“Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level of such Underlying could be less than its Initial Level, and that you would receive only the principal amount of $1,000 for each $1,000 principal amount of securities. The terms of the securities are set, in part, based on expectations about the volatility of the Underlyings as of the Trade Date. The volatility of any Underlying can change significantly over the term of the securities. The level of any Underlying could fall sharply and you could receive only the principal amount of $1,000 for each $1,000 principal amount of securities.

Risks Relating to the Underlyings

YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS

The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than its Initial Level, you will receive only the principal amount of $1,000 for each $1,000 principal amount of securities and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that the Final Level of at least one of the Underlyings will be less than its Initial Level, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

THE SECURITIES ARE LINKED TO THE RUSSELL 2000® INDEX AND ARE SUBJECT TO THE RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES

The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS

Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment is not the same as the total return based on a purchase of the equity securities included in the Underlyings.

NO VOTING RIGHTS OR DIVIDEND PAYMENTS

As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities included in the Underlyings.

Autocallable CS Notes 9

GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE UNDERLYINGS AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES

Government regulatory action, including legislative acts and executive orders, could materially affect the Underlyings. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Issuer

CREDIT SUISSE IS SUBJECT TO SWISS REGULATION

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

HEDGING AND TRADING ACTIVITY

We or any of our affiliates may carry out hedging activities related to the securities, including in instruments related to the Underlyings. We or our affiliates may also trade instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

POTENTIAL CONFLICTS

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES

The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the levels of the Underlyings, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Underlyings;

•	the expected and actual correlation, if any, between the Underlyings;

•	the time to maturity of the securities;

•	the dividend rate on the equity securities included in the Underlyings;

Autocallable CS Notes 10

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the equity securities included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC

The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

SECONDARY MARKET PRICES

If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in

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market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

LACK OF LIQUIDITY

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 3, 2017 through August 26, 2022. We obtained the historical information below from Bloomberg, without independent verification. The closing levels reported by Bloomberg may not be the same as the closing levels derived from the applicable Reuters page.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the Underlyings, see “The Reference Indices—The S&P Dow Jones Indices—The S&P U.S. Indices—The S&P 500® Index” and “The Reference Indices—The FTSE Russell Indices—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement.

The closing level of the S&P 500® Index on August 26, 2022 was 4057.66.

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The closing level of the Russell 2000® Index on August 26, 2022 was 1899.830.

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United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Contingent Payment Debt Instruments,” and the remaining discussion assumes that this treatment of the securities is respected.

If you are a U.S. Holder, you will be required to recognize interest income during the term of the securities at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the securities, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the securities. We are required to construct a “projected payment schedule” in respect of the securities representing a payment the amount and timing of which would produce a yield to maturity on the securities equal to the comparable yield. Assuming you hold the securities until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the securities mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the securities at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the securities prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the securities. Your adjusted tax basis will equal your purchase price for the securities, increased by interest previously included in income on the securities. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the security and as capital loss thereafter.

We have determined that the comparable yield for a security is a rate of 5.18%, compounded semi-annually, and that the projected payment schedule with respect to a security is as follows:

Payment Dates	Projected payment (per $1,000)	OID deemed to accrue during accrual period (per $1,000)	Total OID deemed to have accrued from original issue date as of end of accrual period (per $1,000)
February 28, 2023	$0.00	$25.75	$25.75
August 29, 2023	$0.00	$26.57	$52.32
February 29, 2024	$0.00	$27.26	$79.58
August 29, 2024	$0.00	$27.96	$107.54
February 28, 2025	$0.00	$28.69	$136.22
Maturity Date	$1,165.65	$29.43	$165.65

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the securities.

Non-U.S. Holders

Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally will not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the securities.

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As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an Internal Revenue Service (the “IRS”) notice, exclude from their scope financial instruments issued prior to January 1, 2025 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU will offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive discounts and commissions of $22.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

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Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated August 12, 2022 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on August 12, 2022. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated August 12, 2022, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on August 12, 2022. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

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